                                                                      EXHIBIT 11
                        NOVAMETRIX MEDICAL SYSTEMS INC.

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                                     QUARTER ENDED                                YEAR ENDED
                                                 --------------------            -----------------------------------
                                                 07-30-95    07-31-94            04-30-95      05-01-94     05-02-93
                                                 --------    --------            --------      --------     --------
PRIMARY EARNINGS PER SHARE:
 Weighted average number of shares
  of Common Stock outstanding                   5,851,621    5,104,322            5,591,536    4,504,865    4,184,671

 Net effect of dilutive common stock
 equivalents (1)                                2,244,456    2,245,103            2,058,410    2,091,246    2,055,353

 Total weighted average number of
  shares of Common Stock and
  dilutive common stock equivalents            ----------   ----------           ----------   ----------   ----------
  outstanding                                   8,096,077    7,349,425            7,649,946    6,596,111    6,240,024
                                               ==========   ==========           ==========   ==========   ==========

FULLY DILUTED EARNINGS PER SHARE:
 Weighted average number of shares
  of Common Stock outstanding                   5,851,621    5,104,322            5,591,536    4,504,865    4,184,671

 Net effect of dilutive common stock
 equivalents (1)                                2,244,456    2,264,391            2,177,307    2,124,565    2,064,193

 Total weighted average number of
  shares of Common Stock and
   dilutive common stock equivalents           ----------   ----------           ----------   ----------   ----------
   outstanding                                  8,096,077    7,368,713            7,768,843    6,629,430    6,248,864
                                               ==========   ==========           ==========   ==========   ==========

NET INCOME                                     $  388,167    $ 204,174           $1,604,367   $  754,720   $  264,917

Per common share amounts:
 Primary                                       $      .05    $     .03           $      .21   $      .11   $      .04

 Fully Diluted                                 $      .05    $     .03           $      .21   $      .11   $      .04

---------------

(1) Earnings per common share amounts were computed by dividing net income by the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's employee stock purchase plan. The computation of dilutive common stock equivalents are based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price for the primary earnings per share computations and the higher of average or period-end market price for the fully diluted earnings per share computations.